Exhibit 10.5

C5852

HUTS/FD/17-12-09

Agreement no. 5852 relative to a repayable advance

on the diagnosis of colorectal cancer by nucleosomics.

BETWEEN

The Walloon Region,

Represented by Mr Jean-Marc Nollet,

Vice-President and Minister of Sustainable Development and Public Service

Place des Célestines, 1 5000 - NAMUR

Hereinafter called the REGION,

FIRST PARTY

AND

ValiBio SA, located Avenue Georges Lemaître, 25 in 6041 - GOSSELIES

Represented by Patrick J. Rousseau, Managing Director,

Hereinafter called the COMPANY

SECOND PARTY

WHEREAS:

A. By Ministerial Order of 16 March 2010, the REGION has granted the COMPANY a repayable grant to a maximum of 1,048,020 euro to be financed by article 81.01 of section 18, program 32, Title II of the expenses budget of the Walloon Region for the fiscal year 2010.

B. This decree provides, in essence, that the resulting relations are subject to this agreement.

THEREFORE, IT IS AGREED AS FOLLOWS:

1. Definitions

1.1. For the purposes of this agreement:

- “GRANTING DECREE”: decree (order) referred to in paragraph A above;

- "DECREE": the Decree of 3 July 2008 on support for research, development and innovation in Wallonia;

- “REGULATORY ORDER”: the Order of the Walloon Government of 18 September 2008 on support for research, development and innovation in Wallonia;

- "APPLICATION ORDER": the Order of the Walloon Government of 30 April 2008 addressed under Article 123 of the Decree of 3 July 2008 on support for research,  development and innovation in Wallonia;

- “RESEARCH”: the experimental development referred to in paragraph A above;

- "RESEARCH PHASE": the period, as specified in Article 21, during which the RESEARCH is conducted;

- “RESULTS”: all results obtained during conduct of the RESEARCH and improvements referred to in Article 11.2. made among others of reports, plans, calculation notes, laboratory notebooks, know-how, prototypes, source codes, patents;

- “DIRECTION GÉNÉRALE”: Operational department for Economy, Employment and Research;

- “INDUSTRIALIZATION/EXPLOITATION PHASE”: the period which, if the COMPANY decides or is considered by the REGION as having decided to exploit the RESULTS, begins immediately after the RESEARCH PHASE and ends when the COMPANY ceases to have  to pay royalties as in Article 28;

- "GRANT" means amounts repayable under the GRANTING DECREE;

- "COMMITTED AMOUNT": the amount of the grant referred to in Article 24;

- "LIQUIDATED AMOUNT": the sum of amounts actually paid;

- "ELIGIBLE EXPENSES": expenses that the grant is likely to cover, without prejudice to controls referred to in Article 9;

- "TURNOVER" or “SALES” means the total amount excluding VAT of invoices relating to sales and other acts of operation and (or) marketing, after deduction, if any, of discounts to customers and freight, packaging and insurance.

1.2. Article 19 defines some terms specific to particular provisions of this agreement.

2. Scope of the agreement

2.1. This agreement regulates the relationship by and between the REGION and the COMPANY relating to:

- The conduct of RESEARCH and funding by the GRANT;

-  Exploitation of RESULTS.

2.2. This Convention is without prejudice to:

- The DECREE;

- The REGULATORY ORDERS;

- The APPLICATION DECREE;

- The legal and regulatory requirements relating to accounting and government support in particular Articles 55 to 58 of the accountancy laws of the State, coordinated on 17 July 1991;

- The legal and regulatory requirements relating to the functioning of the Walloon Government and its services, particularly in terms of delegated authority.

2.3. Articles 19 onward are the specific provisions of this agreement. They supplement the general terms and may include:

- Description of the purpose of the RESEARCH;

- The work plan and timetable for completion of the RESEARCH;

- The budget allocated to the RESEARCH, presented in accordance with Article 6;

- Information regarding intellectual property and exploitation of RESULTS;

-Methods for the exploitation of RESULTS;

3. Organisation of relations between the parties

3.1. All correspondence relating to the implementation of this agreement and to the Region is addressed to the Director General of DIRECTORATE-GENERAL, Place de Wallonie, Bâtiment III 5100 Jambes. Any change of address of the REGION or the COMPANY is the subject to a written notification to the other parties to this agreement.

3.2. Any period expressed in months in this agreement is calculated from day to day, starting the day after the act or event that creates the period. The working days for the purposes of this agreement are the days other than Sundays and public holidays.

3.3. The REGION may attach conditions to any authorization issued by it pursuant to this agreement. The recipient of the authorization must comply with them.

4. Conditions for the conduct of the RESEARCH

4.1. During the RESEARCH PHASE, the COMPANY will:

- provide all reasonable efforts within the limits of ELIGIBLE EXPENSES to carry out the RESEARCH in accordance with its objectives, but without any guarantee about results;

- affect only to the proper conduct of the RESEARCH items whose costs are part of the ELIGIBLE EXPENSES.

4.2. The COMPANY may not assign the conduct of the RESEARCH or a part thereof, or entrust it to a subcontractor, irrespective of the value of the service entrusted to third parties without the prior written consent of the REGION. This authorization shall be deemed obtained, when the outsourced conduct of all or part of the RESEARCH is referred to in Article 23.

The REGION is not required to cover expenses for which it has not given authorization.

4.3. The COMPANY will not conduct, on behalf of any third party, any research in whole or in part under the object set out in Article 20:

- During the RESEARCH phase and during the EXPLOITATION PHASE;

- For one hundred and twenty months from the notification of the waiver referred to in Article 11.

5. Reports

5.1. Activity reports referred to in Article 71 of the REGULATORY DECREE have a quarterly frequency, corresponding to periods of three months elapsed from the beginning of the RESEARCH PHASE. They report, in brief, work conducted under the RESEARCH that has been achieved, progress against timetable, the difficulties encountered and the forecast for the next three months.

5.2. The scientific and technical reports referred to in Article 71 of the REGULATORY DECREE have a biannual frequency, corresponding to periods of six months elapsed from the beginning of the RESEARCH PHASE. They describe in detail the results and highlight the prospects for commercialisation, from a scientific, technical, industrial and commercial point of view.

5.3. Within thirty days following the end of the RESEARCH PHASE, the COMPANY will send to the REGION a final report including:

- The final report on activities;

- The scientific and technical final report, covering all RESEARCH, together with all the elements for a good understanding of the RESULTS obtained, such as among others, the plans, copies of calculation notes and laboratory notebooks, photographs and samples.

5.4. The reports of exploitation referred to in Article 71 of the REGULATORY DECREE have an annual calendar year frequency during to the EXPLOITATION PHASE. They describe the various ways of exploiting the RESULTS and improvements that are made. In addition, they include TURNOVER detail, which is completed by a statement of sales, showing for each, subject and quantities sold and the date, amount and invoice number.

5.5. The COMPANY will respond, as completely and as quickly as possible, to any request for information from the REGION on the execution of this agreement, insofar as the application does not create an abnormal load or excessive costs.

6. Research budget

6.1. The RESEARCH budget is contained in Article 24. It includes the maximum ELIGIBLE EXPENSES.

ELIGIBLE EXPENSES are classified under two headings:

“Personnel”: the expenditure referred to in Article 22 of DECREE No 1

"Operating costs": the expenditure referred to in Articles 22.2 to 5 of the DECREE

Each of these categories may include sub-headings.

Article 24 also specifies the proportional distribution according to which the ELIGIBLE EXPENSES are to be financed by the GRANT and COMPANY resources and potentially by other means.

6.2. Transfers between sub-sections of the same category are free. They are listed in the correspondent ELIGIBLE EXPENSES reports.

6.3. Transfers between items (headings or sub headings) need, when proposed by the COMPANY, a signed addendum to this agreement.

6.4. VAT is not part of ELIGIBLE EXPENDITURES except for the share for which the COMPANY is not liable.

7. ELIGIBLE EXPENSES personnel

7.1. The tables in Article 22 mention the qualifications, functions, occupancy rates, rates and possibly the names of staff members devoted to RESEARCH, whether their remuneration be fully, partially or not at all part of ELIGIBLE EXPENDITURES.

7.2. Without prejudice to Article 6.2. to 6.4., any person identified in Article 22 may be replaced by another whose qualifications and duties are similar. Any replacement is indicated in the statements of ELIGIBLE EXPENSES correspondents.

7.3. Personnel whose remuneration is wholly or partially part of ELIGIBLE EXPENSES receives salary conditions identical to those that the employer usually utilises for personnel at the same level of responsibility, qualifications and seniority.

7.4. ELIGIBLE EXPENSES for staff are only for services performed during the research. They include:

- indexed payrolls;

- Employers' social charges;

- Legal insurance;

- Allowances and benefits due under the legal provisions and collective agreements

8. ELIGIBLE EXPENSES operating costs

8.1. General

ELIGIBLE EXPENSES include operating overheads, costs of equipment, subcontracting costs, purchases of consumables, travel expenses, prototyping costs, and costs of maintenance and insurance of equipment.

8.2. Travel

Travel costs are ELIGIBLE EXPENSES to the extent that the travel is for RESEARCH purposes by one or more persons whose remuneration is part of ELIGIBLE EXPENDITURES or whose name appears in a table entitled "Non-paid dependent of the agreement" in Article 22.

ELIGIBLE EXPENSES include:

- Transportation costs;

- Hotel or equivalent;

- The registration fee;

- Lump sum costs for stay.

Travel abroad is subject to an activity report as in the first set of reports referred to in Article 5 following the end of the trip.

8.3. Costs of maintenance and insurance of equipment

ELIGIBLE EXPENSES may include the costs of maintenance and insurance of equipment whose cost – operating or acquisition- is part of the ELIGIBLE EXPENSES.

8.4. Equipment costs

8.4.1.

ELIGIBLE EXPENDITURES for equipment are calculated in accordance with Article 22.2 of the DECREE. These equipments are specified in the budget of Article 24.

They are calculated on the basis of the purchase price, excluding VAT, the depreciation rate during the RESEARCH period and the rate of actual use for RESEARCH purposes.

8.4.2. Only the equipment which the COMPANY owns may be included in ELIGIBLE EXPENSES in corresponding expenses records.

8.4.3. As for equipment whose acquisition cost is part of the ELIGIBLE EXPENSES, the COMPANY:

- takes good care like the most diligent professional;

- must ensure that the acquisition takes place under the laws and regulations relating to procurement;

- may not, during the RESEARCH PHASE, assign any real right on all or part of the equipment;

- may not, during the RESEARCH PHASE, concede to a third party, as a rental or otherwise, any right of use on all or part of equipment, unless there has been prior written authorization by the REGION.

8.5. Subcontracting costs

ELIGIBLE EXPENSES include subcontracting, including services provided by third parties for RESEARCH purposes. These are listed in Article 23.

8.6. Overheads

8.6.1. ELIGIBLE EXPENSES for the overhead are calculated at a standard rate.

They amount to 10% of the sum of:

- ELIGIBLE COSTS for personnel;

- ELIGIBLE COSTS for operating, excluding overheads, subcontracting costs and equipment costs.

8.6.2. ELIGIBLE EXPENSES for the overhead costs are assumed to cover the additional costs linked to personnel performing the RESEARCH. These expenses include costs of administrative and support staff, and the variable operating costs not listed in the budget of Article 24 (Secretariat, furniture and office supplies, fluids, communications, etc.).

9. Payment of the GRANT

9.1. Within fifteen days of the notification of the GRANTING DECREE, the REGION will pay working capital.

9.2. Upon receipt of a set of reports referred to in Article 5.2. The REGION will verify the reports and statements of ELIGIBLE EXPENSES. Once the REGION has fixed the amount of ELIGIBLE EXPENSES, the REGION pays the equivalent pro-rata covered by the GRANT.

9.3. The RÉGION proceeds as provided in Article 9.2. until the company has received, pursuant to Article 9.1. and Article 9.2., 90% of the GRANT which it is intended to benefit from.

9.4. Upon receipt of all reports referred to in Article 5.2., the REGION verifies the reports and the various statements of ELIGIBLE EXPENSES. Once REGION has determined the amount of ELIGIBLE EXPENSES, the REGION will pay the proportional share covered by the GRANT that remains to be paid.

9.5. The share of ELIGIBLE EXPENSES that is or would be financed by a public Belgian, foreign or international institution may not be included in any statement of ELIGIBLE EXPENSES.

9.6. Any payment is made by bank transfer to the financial account in Article 26.

The preceding paragraph does not apply to any payment under Article 9.2. or Article 9.4. for which the REGION is timely notified of other arrangements.

10. Ownership of RESULTS

10.1. The COMPANY is the owner of the RESULTS. However, the COMPANY can only enjoy and dispose of these within the limits and conditions stipulated in this contract.

10.2. The COMPANY may not grant to a third party, by licence or other means, the right to use all or part of the RESULTS, including prototypes, without the prior written permission of the REGION. If the REGION does not respond to the request for authorization within fifty days of its receipt, permission shall be deemed received.

Not covered by the preceding paragraph are concessions to customers constituting the usual exploitation of results.

10.3. The COMPANY may not assign elements of the RESULTS, including prototypes, without the prior written agreement of the REGION.

10.4. Notwithstanding the confidentiality obligation in Article 13, the company may, at its expense, protect the RESULTS. This should be reflected in the first set of reports referred to in Article 5.2. following application for a protection.

The obligations under Articles 10.2. to 10.4. expire at the end of the EXPLOITATION PHASE, unless the COMPANY is required to transfer the rights of the RESULTS to the REGION.

When the COMPANY is in a state of bankruptcy, the RESULTS become property of the REGION.

11. Exploitation of RESULTS

11.1. The subject and modes of exploitation are summarized in Article 27.

Until the end of the EXPLOITATION PHASE, the COMPANY shall conduct operations within the territory of the Member States of the European Union, to the extent specified in Article 27.

11.2. During the exploitation of the RESULTS, the COMPANY is free to improve upon the results. These improvements, useful enhancements to exploitation as specified in Article 27, shall be deemed part of the RESULTS, with this agreement applying also to those improvements.

11.3. COMPANY shall notify the DIRECTION GÉNÉRALE of its decision to exploit or not to exploit the RESULTS:

- Within six months after the RESEARCH PHASE;

-

In writing and with detailed explanation/justification.

If the COMPANY does not make a notification under the preceding paragraph, the company is presumed irrefutably to be exploiting the results.

Where the COMPANY began to exploit the RESULTS during the RESEARCH PHASE, it cannot take the decision not to exploit the RESULTS except by justifying so by a particularly adverse development of the economical, technical or legal environment compared to the situation when the first act of exploitation has been made.

11.4. If the COMPANY decides not to exploit the RESULTS, the COMPANY will:

- Transfer the rights on the RESULTS to the REGION or any entity assigned by the REGION;

- Refrain from any use, exploitation, sale or any concession of all or part of the RESULTS;

- Not to pursue on behalf of any third party the research in whole or in part on the topic set out in Article 20, during the seventy-two months following its decision not to exploit.

Upon becoming owner of rights by virtue of paragraph 1, the REGION is free to sell said rights to anyone.

11.5. In accordance with Articles 74 to 78 of the REGULATORY DECREE, the COMPANY that decides to exploit the results shall pay the fees specified in Article 28. It will pay each fee upon receipt from the Receiver General of the Walloon Region an "Invitation to pay," indicating the payment methods.

11.6. The COMPANY may decide not to exploit the RESULTS during the RESEARCH PHASE or within six months following the end of it.

The COMPANY is completely exempt from repayment of the GRANT if the following two conditions are met simultaneously:

1. it communicates the decision by registered mail to the DIRECTION GÉNÉRALE, outlining the failure of the project in terms of technical and commercial targets set out in Articles 19 and following.

2. it transfers to the REGION, or any entity designated by it, the real rights on the RESULTS.

If the two conditions referred to in paragraph 2 are not met, the COMPANY will reimburse the total GRANT received to the REGION, without interest.

11.7. The COMPANY that has decided to exploit the results may subsequently notify the DIRECTION GÉNÉRALE that it is abandoning them. In this case, Articles 11.4 and 11.8. apply.

11.8. During the exploitation of the RESULTS, the COMPANY may stop reimbursing the GRANT if the following two conditions are met:

1. it renounces the exploitation and informs the DIRECTION GÉNÉRALE in writing the reasons for its decision on objective grounds;

2. it transfers to the REGION, or any entity designated by it, real rights on the RESULTS.

All previous payments made by the COMPANY remain acquired by the REGION and COMPANY remains liable to repay amounts during the calendar year of the waiver. The exemption referred to in paragraph 1 shall take effect the following calendar year of the decision.

12. Favourable Outcome

12.1.1. In accordance with the procedures laid down in article 28 of the DECREE and 74 and 75 of the REGULATORY ORDER, during the EXPLOITATION PHASE, the COMPANY will make annual repayments to the REGION according to the scenario of a favourable outcome under Article 28.

12.1.2. The favourable outcome depends on the SALES of the PRODUCT, PROCESS or SERVICE, knowledge or know-how gained from conducting the RESEARCH, patents acquired during the research phase, market share, prototypes, pilots, inclusion in networks, the reputation acquired by the COMPANY because of the conduct of the RESEARCH.

All of these items constitute the scenario of a favourable outcome of the project.

12.2. The repayment of the GRANT is made in two parts, one referred to in Article 28.1. which is independent of SALES, the other referred to in Article 28.2. which is dependent on SALES.

12.3.1. The amount of reimbursement independent of SALES is determined in Article 28.1. It is due if at least one of the elements specified in Article 12.1.2. is encountered.

The decision by the COMPANY not to renounce to the exploitation of results is an irrefutable presumption of the existence of at least one of the elements specified in Article 12.1.2.

12.3.2. At the end of the first half of each calendar year and for the first time on 30 June of the year following the RESEARCH PHASE, the COMPANY will pay to the REGION the fee referred to in Article 28.1.

The amounts annually reimbursed contribute to the scenario of a favourable outcome.

12.3.3. The amount of reimbursement that depends on annual SALES is determined by the effective annual TURNOVER.

During the first quarter of each calendar year, and for the first time on 30 March of the calendar year following the year in which ends the RESEARCH PHASE, the COMPANY communicates to the REGION the SALES amount of the previous calendar year. If the COMPANY exploits the results before the end of the RESEARCH PHASE, the first SALES communication provided should include the SALES during the RESEARCH PHASE.

The COMPANY will pay to the REGION a royalty on SALES. It amounts to a percentage of SALES in the period concerned, as outlined in Article 28.2.

12.4.1. To determine the commercial success of the project, the REGION and the COMPANY will determine the estimated SALES made during the EXPLOITATION PHASE, with PRODUCTS, SERVICES or PROCESSES being part of said exploitation of RESULTS. This TURNOVER is referred to in Article 28.3.

12.4.2. At the end of the EXPLOITATION PHASE specified in Article 27, the scenario of a favourable outcome is assessed.

The part of reimbursement dependent upon SALES is reviewed with regards to cumulative turnover forecast for the EXPLOITATION PHASE referred to in Article 28.3.

Within three months following the end of the EXPLOITATION PHASE, the DIRECTION GÉNÉRALE will evaluate the adequacy of RESEARCH results in terms of SALES achieved during the EXPLOITATION PHASE as compared to cumulated SALES estimates for the EXPLOITATION PHASE referred to in section 28.3, and will determine the amount, excluding interest, to be repaid and will communicate this to the COMPANY.

If this amount was more than what the COMPANY has already paid, excluding interest, for the SALES-dependent repayments then the COMPANY pays the difference.

If the amount is less than what the COMPANY has already paid, excluding interest, for the SALES-dependent repayments, the Region pays the difference.

12.5. The COMPANY will generate the accounting items related to the RESEARCH and have them certified by an accountant or auditor.

The SALES figure for the RESEARCH is accounted in a separate line item in the COMPANY accounts.

In case of failure by the COMPANY to communicate its TURNOVER or elements of its accounts, the TURNOVER taken into account to calculate the amount of reimbursement is calculated on the basis of double the forecasted TURNOVER used for the scenario of favorable outcome.

12.6. When the amounts reimbursed to the REGION reach, including interest, twice the LIQUIDATED AMOUNT, the company is released from its obligations to the REGION except those relating to Articles 13, 14, 15 and 18.

12.7. The sums due under the scenarios of a favorable outcome are increased by a simple interest rate under Article 75 of the REGULATORY DECREE. This interest is calculated on full month basis, from the first day after of the end of the RESEARCH PHASE.

13. Obligation of secrecy/confidentiality

13.1. The RESULTS and all other documents, information, knowledge and know-how relating to the RESEARCH are secret only to the extent that the COMPANY states that they have this character. The parties undertake to maintain their character.

This obligation is that each party:

- Can only make the use of the information as authorized by this agreement;

- Can only disseminate the information to its staff as strictly necessary;

- Requires the same obligation of confidentiality of its employees, subcontractors and contractors.

13.2. The obligation of secrecy and the prohibition of use stipulated in article 13.1. shall not apply to information where the applicant provides proof that:

- It has already been published on the date of signing this agreement, or

- It was already in his possession at the same date, or

- It was communicated by a third party without any breach of secrecy or

- It has fallen into the public domain, unless it was due to the fault of any party, a member of their staff, a subcontractor or a partner.

These exceptions are of strict interpretation; they only extend to explicit data and not to scientific or technical developments, even implicit, obtained during the RESEARCH.

13.3. The COMPANY may proceed with publications or communications of a scientific or technical nature relating to the RESEARCH or the RESULTS. In each case, it should be reported in the first set of reports referred to in Article 5.2. following the publication or communication.

14. Publicity

14.1. Whenever the COMPANY makes a publication or a communication about the RESEARCH or the RESULTS:

- It should explicitly mention, in all media that the RESEARCH is or has been funded by the REGION;

- It should explicitly mention, in any oral presentation, that the RESEARCH is or has been funded by the REGION.

14.2. The COMPANY should affix in a visible way a sign at the entrance of the premises where it performs the research. It should also affix an identification sticker to be clearly visible on all equipment when the cost of acquisition is part of ELIGIBLE EXPENSES under the equipment cost section of the budget.

The REGION provides for free signs and stickers for identification.

15. Methods of control

15.1. The COMPANY will accept and facilitate the exercise by the REGION of administrative, technical and scientific controls, to verify the proper implementation of this agreement, in particular the use of the budget for the sole conduct of the RESEARCH and in compliance with the work plan and timetable, budget limits and exploitation of the RESULTS.

The COMPANY agrees and will facilitate the controls provided by the laws and regulations on accounting and public support.

15.2. To this end, the persons delegated by the REGION and empowered, under the Royal Decree of 26 April 1968 regulating the organisation and coordination of the provision and use of grants, to exercise the control referred by Articles 55 to 58 of the accountancy laws of the State, coordinated 17 July 1991, will have access to places where the activities are carried out relevant to the RESEARCH and exploitation of RESULTS.

These persons may access any documents, at any site or location of the COMPANY, to verify the correct implementation of this agreement.

The COMPANY may appoint a representative to accompany the delegates from the REGION.

15.3. Persons delegated by the REGION may be accompanied by experts. The COMPANY may deny access to experts if it can establish that they are employed by a competing entity.

The REGION should contractually require the experts to undertake not to disclose to third parties nor to use the information collected during these checks.

These obligations do not include information already in the public domain at the time of inspection, nor those becoming public after the inspection by no fault of the expert, or those that the expert proves he legitimately held at time of the inspection, nor that he subsequently received from a third party without it being in violation of any obligation of confidentiality.

16. Accounting

The COMPANY will record transactions relating to this agreement in its accounts.

17. Disclaimer

17.1. The REGION cannot in any way be held liable for damage to persons or property resulting directly or indirectly from the performance of this agreement by the COMPANY.

17.2. The REGION cannot in any way be held responsible for the accounting and tax treatment that the COMPANY receives for the GRANT.

18. Applicable law and competent courts

This agreement is governed by Belgian law, specifically by the decree of 3 July 2008 on support for research, development and innovation in Wallonia and its implementation decrees.

Any dispute falls under the jurisdiction of Namur.

Special Stipulations

19. Definitions

Under this Articles 19 and following, the following means:

- "PRODUCT"

- any non-invasive serum test for diagnosis or monitoring of colorectal cancer

- a research kit measuring cell apoptosis

- a kit for measuring the acetylation / deacetylation of the histone

- any reagent part of the test here above mentioned;

- "SERVICE" means any study, analysis for a third party or the GUARANTOR that uses the PRODUCT;

- “PATENT”: WO 2005/019826 A1, 3 March 2005 entitled "Detection of Histone

Change in Cell-Free Nucleosomes"

- “PRIMARY LICENCE”: patent licence agreement, signed on 30 October 2007 between ValiRx (24 Greville Street, London EC1N 8SS) and Chroma Therapeutics Limited (92 Milton Park Abingdon, Oxfordshire OX14 4RY), the patent owner

20. Purpose of the RESEARCH

The RESEARCH envisions the development and clinical validation of a tool for screening / early diagnosis of colorectal cancer based on the nucleosomics technology.

This technology is to detect by use of specific antibodies nucleosomes released into the blood by cell apoptosis and where the cell of origin carries histone modifications (acetylation, methylation, phosphorylation, ...) themselves recognized by other antibodies (sandwich technique).

21. Work plan and timetable for implementation.

The RESEARCH will begin on April 1st 2009 and ends on September 30th  2011.

The work plan is as follows:

Phase 1 (18 months) Development and preclinical validation.

Step 1: Identification of one or more sources of blood samples from patients and healthy subjects (controls) for developing the test. The samples are mainly sought in biobanks (100 to 200 samples: healthy subjects, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, metastatic cancer patients, treated and / or operated cancer patients)

Step 2: Screening of systematic samples by “Western blot” to detect modifications in specific histones. This phase will allow the identification of modifications between healthy subjects and those with conditions such as inflammatory disease and cancer. A selection of specific modifications will be made at the end of the process.

Step 2a: In parallel to systematic screening, testing of marketed antibody or specific kits for the detection of histone modifications will be performed, for identification of potential components for the diagnostic kit.

Step 3: Development of antibodies specific for the detection of histone modifications identified in step 2.

Step 4: Development of prototype kit and test on 50 samples for technical validation. This is to verify that the test produces the expected result.

Step 5: Conduct a pilot phase for the kit "colon cancer" to validate. The aim will be to establish a correlation between in-vitro test, the other biological parameters (markers, CRP, etc..) and colonoscopy. The pilot study will be prospective, interventional, diagnostic, not therapeutic, for non-commercial use.

Step 6: Biostatistic and comparative diagnosis analysis. The results of the pilot study will be analysed on a biostatistical basis also to identify cohorts for clinical validation in Phase 2.

Phase 2 (12 months) clinical validation and CE marking.

Step 7: Multicentre study for clinical validation based on the stratified cohort derived from step 6. The study would cover approximately 300 patients through 4 to 5 clinical centres and seek to validate the test as a screening / early diagnosis of colon cancer.

Step 7bis: Process of CE Marking

Step 8: Biostatistic and comparative diagnosis analysis. The results of the clinical study will be analysed on a biostatistical basis. Expert analysis of test results in relation to the particular clinical diagnosis available for the patient.

Step 9: Final Report.

22. Staff Tables

NAME	QUALIFICATION	MID SALARY (€/month)	OCCUPATION RATE
To hire	PhD Head of Project	6,700	100% over 18 months 50% over 12 months
To hire	PhD	6,250	100% over 18 months 50% over 12 months
To hire	Engineer/Bioinformatician	3,750	100% over 18 months
To hire	Technician	4,725	100% over 30 months

23. Subcontracting

23.1. Subcontracts subject to an agreement

At the date of signing this agreement, no sub-contracting is foreseen.

23.2. Consultancy of Mr Jake Micallef.

The COMPANY gives Mr Jake Micallef, Chief Scientific Officer supervision of the RESEARCH.

The duration of the consultation runs from 1 April 2009 to 30 September 2011 and its budget is 30,000 euro.

A detailed report of this consultancy will be attached to the reports mentioned in sections 5.1 to 5.3.

23.3. Consultancy of Mr George Morris.

The COMPANY gives Mr George Morris, CEO of ValiRx, the task of overseeing the development of prototype tests, the pilot study and clinical validation.

The duration of the consultation runs from 1 April 2009 to 30 September 2011 and its budget is 35,000 euros.

A detailed report of this consultancy will be attached to the reports mentioned in sections 5.1 to 5.3.

23.4. Subcontracting "Collection of samples" and "biobanking" not contracted yet.

The COMPANY will subcontract to various clinical and/or hospital, the collection of samples of patients and healthy subjects (controls) for developing the test. The samples are a priori sought mainly available in biobanks (100 to 200 samples: normal subjects, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, cancer patients with metastases, cancer patients treated and / those who have had surgery) and prospective patients (small amount, less than 50 for the initial screening, cancer patients).

Subcontractors identified: Hôpital Notre Dame à Charleroi (agreement of the Ethics Committee, a unit of Dr Caron), Erasme - Brussels for prospective patients, Biobank Unit of Epidemiology, Prof Sue Wilson, University of Birmingham, UK, and University of Munich University Hospital.

Budget: 150,020 euro

Duration: 1 April 2009 to 30 September 2011

23.5. Subcontracting "Development and / or production of antibodies " not contracted yet.

The COMPANY will subcontract to various sub-contractors carrying out work under the RESEARCH. The objective is the development and / or production of antibodies that detect changes in nucleosomes and histones identified in step 2 of the work plan.

Budget: 150,000 euro

Duration: 1 April 2009 to 30 September 2011

23.6. Subcontracting "Development of prototype kit components" not contracted yet.

The COMPANY will subcontract to D-Tek (Mons) work relevant to the RESEARCH. This work consists in the production of certain components of the prototype kit, including plates for screening of antibody for detection of histone modifications of interest through libraries of "phage display".

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011 and its budget is 30,000 euro.

23.7. Subcontracting "Correlation study" not contracted yet.

The COMPANY will subcontract various sub-contractors to perform the pilot phase.

The aim of the pilot phase is to establish a correlation between in-vitro test, the other biological parameters (markers, CRP, etc) and colonoscopy. The pilot study (prospective, interventional, diagnostic, not therapeutic, non-commercial) will be the following: 5-arm of 20 patients who have already undergone a colonoscopy and who fall into one of five arms: namely healthy persons, patients with inflammatory disease (Crohn’s disease, recto-colitis), neo-cancer patients, patients with metastatic cancer and cancer patients treated and / or operated upon.

Subcontractors identified: Erasme Hospital (Pr André Van Gossum, gastrointestinal), GIE WarDer for leadership and organisation as well as regulatory aspects, Square Point Point-square for the statistical aspects, EPMC for regulatory, Pharma and ResearchLink XL.

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011. Its budget is a maximum of 120,000 euros and is subject to approval by the REGION after receiving a detailed estimate.

23.8. Subcontracting “Biostatistics and comparative diagnosis analysis" not contracted yet.

The COMPANY will sub-contract various sub-contractors to perform the biostatistical analysis.

The results of the pilot study and clinical validation will be analysed on the biostatistical basis to identify cohorts for clinical validation in Phase 2.

Subcontractors identified: WarDer, Square Point - Point square, Erasmus (gastroenterologist) and Institute of Pathology and Genetics.

The duration of this subcontract shall run from 1 April 2009 to 30 September 2011. Its budget is a maximum of 175,000 euros and is subject to approval by the REGION after receiving a detailed estimate.

23.9. Subcontracting “Multicentric Validation” not contracted yet.

The COMPANY will subcontract various entities for the clinical validation.

The study will focus on approximately 300 patients through 4 to 5 clinical centres and will focus on validation of the test as a screening / early diagnosis of colon cancer.

Subcontractors identified: WarDer (organisation and management of the study), Square Point - Point square, EPMC, ResearchLink and PharmaXL, two hospitals in Belgium (Leuven and Erasmus) and three foreign centres (France - Pitié Salpétrière, UK - University of Birmingham, Munich Germany and / or Heidelberg)

The duration of this subcontracting runs from 1 October 2010 to 30 September 2011. Its budget is a maximum of 250,000 euros and is subject to approval by the region after receiving a detailed estimate.

24. Research budget

24.1. Personnel costs.

ITEM NO.	NAME	QUALIFICATION	MID SALARY (€/month)	BUDGET
1.1	X1	Head of Project	6,700	160,800
1.2	X2	PhD	6,250	150,000
1.3	X3	Technician	3,750	67,500
1.4	X4	Engineer/Bioinformatician	4,725	141,750
			Subtotal	520,050

24.2. Operating costs.

ITEM NO.	DESCRIPTION	BUDGET (€)
2.1	Consumables (a)	155,000
2.2	Travel expenses	10,000
2.3	Consultancy Mr Micallef (b)	30,000
2.4	Consultancy Mr Morris (c)	35,000
2.5	Cost of equipment use (d)	36,125
2.6	Subcontracting "Collection of samples” (e)	150,020
2.7	Subcontracting “Development / production of antibodies” (f)	156,000
2.8	Subcontracting “Components of the kit prototype” (g)	30,000
2.9	Subcontracting “Correlation study” (h)	120,000
2.10	Subcontractng “Biostatistical analysis and comparative diagnosis” (i)	175,000
2.11	Subcontracting “Multicentre validation” (j)	250,000
2.12	CE marking	10,000
2.13	Overheads	69,650
	Subtotal	1,226,650

(a) For materials defined as laboratory reagents, glassware and so disposable and any small equipment whose purchase price is less than 1,250 euros.

(b) As provided in Article 23.2

(c) As provided in Article 23.3

(d) The cost of use of equipment is calculated using the table below

USE	DESCRIPTION	AMOUNT APPROX VAT
Molecular Biology	Hotte flux laminaire 1.80 + Clean Airflux horizontal + accessories	€7,000.00
	Hotte Biohazard 1.80	€8,000.00
	Centrifugeuses multifuge + rotor	€4.500.00
	Spectramax M2 microplate reader	€37,125.00
	Innova 4200 (agitator/incubator)	€4,000.00
	1⁄2 Hercacell double (CO2 incubator for cellular culture)	€4,400.00
	Mili Q academic century + accessories	€4,000.00
	65L Vertical Autoclave	€7,000.00
		€76,025.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€6,082/year
AND/ARN Analysis	Gel Scanner (visible and fluorescent)	€8,000.00
	Nanodrop spectrophotometer (dosage ADN et ARN in very small quantities)	€10,000.00
		€18,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€1,440/year
Proteomic Analysis	ELISA microplate reader and peripheral washer	€50,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€4,000/year
Automates potentiels	Preparation for PCR and ELISA plates + extraction, purification ARN AND	€120,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€9,600/year
Freezers and fridge	-80 deg C storage racks	€7,000.00
	Cryostat	€30,000.00
		€37,000.00
	Amortisation over 5 years, 40% over the course of the project, 8% per year	€2,960/year

An equipment use cost of €24,082 per year is applicable for the first 18 months

(e) as provided for in article 23.4

(f) as provided for in article 23.5

(g) as provided for in article 23.6

(h) as provided for in article 23.7

(i) as provided for in article 23.8

(j) as provided for in article 23.9

24.3. Recap Table

ITEM NO.	RECAP TABLE	BUDGET (€)
1.	Personnel costs	520,050
2.	Operating costs	1,226,650
	TOTAL	1,746,700

ELIGIBLE EXPENSES listed in the table above are to be financed by:

- GRANT to a maximum of 60%;

- COMPANY resources, up to 40%.

25. Working Capital (treasury cash)

Working capital that the REGION will pay in accordance with Article 9.1. is €419,280.

The working capital will not be paid until the COMPANY has demonstrated that its paid-in equity amounts between €900,000 and €1,000,000, with a cash balance greater than or equal to €630,280.

The REGION may declare the agreement null and void if the condition is not reached by March 31st 2010.

26. Financial Account

The financial account referred to in Article 9.6. bears the number IBAN BE60 0015 2863 0070 BIC GEBABEBB. It is open under the name of ValiBio SA, located 25 avenue Georges Lemaître, 6041 GOSSELIES.

27. Exploitation of RESULTS

27.1. Purpose and methods of exploitation

Industrial activities and services that are the object of exploitation are:

- The production, sale and export to any country of the PRODUCT,

- The sale in any country of the SERVICE.

27.2. Activities in the territories of the Member States of the European Union

The COMPANY commits to implementing industrial activities such as the production of the PRODUCT and the SERVICE within the Member States of the European Union.

27.3. Maximum duration of the EXPLOITATION PHASE

The EXPLOITATION PHASE covers 120 months from the end of the RESEARCH PHASE.

28. Scenario of favourable outcome

28.1.1. Annual repayments independent of SALES

Calendar year 2013: € 25,000

Calendar year 2014: € 30,000

Calendar year 2015: € 32,000

Calendar year 2016: € 35,000

Calendar year 2017: € 35,000

Calendar year 2018: € 35,000

Calendar year 2019: € 35,000

Calendar year 2020: € 32,406

Calendar year 2020: € 30,000

Calendar year 2020: € 25,000

The sum of these reimbursements is 30% of the GRANT defined in Article 24.

If the total LIQUIDATED AMOUNT is lower than the COMMITTED AMOUNT, a coefficient is applied to annual repayments, which corresponds to the share of paid portion of the LIQUIDATED AMOUNT versus maximum COMMITTED AMOUNT rtcommitted.

28.1.2. Repayment on prototypes or pilot

Any assignment, concession or use for industrial purposes of a prototype or a pilot requires the prior consent of the REGION. The terms of this agreement will include among others the minimum amounts in the event of sale, concession, or industrial use. If necessary, an amendment to this agreement will be concluded in order to adjust the annual repayments dependent and independent of SALES.

28.2. Annual repayment amounts dependent on SALES

The COMPANY pays to the REGION a royalty on SALES. It is 6% of SALES for the period covered for the sale of the PRODUCT and SERVICE.

If LIQUIDATED AMOUNTS are lower than the COMMITTED AMOUNT, a coefficient is applied to annual repayments dependent on SALES, which corresponds to the share of LIQUID AMOUNT versus COMMITTED AMOUNT.

28.3. Favourable Outcome

The cumulative SALES forecast to be realized during the EXPLOITATION PHASE is fixed at the level of  €12,000,000.

29. PATENT

29.1. Patents or patent applications filed during the RESEARCH or the EXPLOITATION phase and related to the RESULTS form part of the RESULTS.

29.2. The COMPANY has received from ValiRx (located at 24 Greville Street, London EC1N 8SS, UK), an exclusive and free licence for the exploitation of the PATENT.

29.3. Sublicence of the PRIMARY LICENCE

In all cases under the laws, regulations and contractual provisions under the GRANT, the COMPANY transfers to the REGION or any entity designated by it ownership of the RESULTS, it accords the REGION or said entity an exclusive  free exploitation licence for the PRIMARY LICENCE.

The REGION alone negotiates and determines, with any entity concerned, the procedures by which it sells or licences the rights to exploitation of results.

30.4. Waiver of the PATENT.

The stipulations contained herein shall be made in the “licence agreement, for non-exploitation and patents of third parties ", concluded between the REGION, the COMPANY and ValiRx.

Done in Namur, the 16 March 2010, in 7 copies, each party acknowledging having taken one.

For the REGION

Jean-Marc NOLLET

Vice-Président

Ministre du Développement durable

et de la Fonction publique

For the COMPANY

Patrick ROUSSEAU

Managing Director

ValiBio S.A.

Attached: Licence Agreement, non-exploitation and third-party patent betweenthe Walloon REGION, ValiBio and ValiRx